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                                                                    EXHIBIT 99.2


                                 NEWS RELEASE


(IES LOGO)

                                 Contacts:  H. Roddy Allen, CEO
                                            Integrated Electrical Services, Inc.
                                            713-860-1500

                                            Ken Dennard / ksdennard@drg-e.com
                                            Karen Roan / kcroan@drg-e.com
                                            DRG&E / 713-529-6600

FOR IMMEDIATE RELEASE

                    INTEGRATED ELECTRICAL SERVICES ANNOUNCES
                  EARNINGS RELEASE AND CONFERENCE CALL SCHEDULE
              AND SETTLEMENT OF PREVIOUSLY ANNOUNCED LEGAL VERDICT

         HOUSTON -- DECEMBER 6, 2004 -- Integrated Electrical Services, Inc. (NYSE: IES) today announced plans to release its fiscal 2004 third quarter and fiscal 2004 year end results on Tuesday, December 14, 2004 after the market closes.

         Integrated Electrical Services has scheduled a conference call for Wednesday, December 15, 2004 at 9:00 a.m. eastern time. Roddy Allen, President and Chief Executive Officer, will conduct the call.

         To participate in the conference call, dial 303-262-2130 at least ten minutes before the call begins and ask for the Integrated Electrical Services conference call. The call can be listened to via web cast on the company's web site at http://www.ies-co.com. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until December 22, 2004. To access the replay, dial 303-590-3000 and use the pass code of 11017223.

         Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the company's web site. To listen to the live call on the web, please visit the web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available on the web site shortly after the call. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email her at: dmw@drg-e.com .

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LITIGATION RESOLVED

         IES is pleased to announce the successful resolution of a verdict in the District Court in Harris County, Texas that was previously announced on October 4, 2004. The matter was settled on reasonable terms with all plaintiffs prior to entry of any judgment. A settlement and mutual release was entered on December 3, 2004, and the case will be dismissed with prejudice. The company believes it was in the best interest of all parties to reach an early resolution of this matter. Although the company was confident with its position on the appeal, this settlement will avoid future uncertainty and the legal costs associated with the appeal as well as the significant costs associated with the appellate bond that would have been required. The company expects to record a charge of approximately $8 million in the fiscal year ended September 30, 2004 for this matter.

         Roddy Allen, IES CEO commented, "I am pleased to announce a favorable settlement in this case, and I believe it will allow us to more fully focus on improving IES and executing our plan. Over the last several weeks we have completed a number of important transactions, including the convertible debt issue, the first asset sale of our planned divestiture program, and this legal settlement. I look forward to reporting on our future progress." After settling this lawsuit, the company had approximately $65 million in cash and availability under its bank credit facility.

         Integrated Electrical Services, Inc. is the leading national provider of electrical solutions to the commercial and industrial, residential and service markets. The company offers electrical system design and installation, contract maintenance and service to large and small customers, including general contractors, developers and corporations of all sizes.

This press release includes certain statements, including statements relating to the Company's expectations of its future operating results that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially from those set forth in the statements. Such risks and uncertainties include, but are not limited to, the inherent uncertainties relating to estimating future results, potential consequences of late filing of the Company's quarterly report on Form 10-Q/10-K and associated defaults under the Company's debt and financial covenants, potential difficulty in addressing material weaknesses in the Company's accounting systems that have been identified to the Company by its independent auditors, the possible need for a restatement of prior year periods if amounts are determined to be material, the potential inability to obtain an amendment from its credit facility participants could have a material adverse impact on the Company's financial position, results of operations or cash flows, potential limitations on


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access to the line under the credit facility, litigation and appellate risks and uncertainties, fluctuations in operating results because of downturns in levels of construction, incorrect estimates used in entering into and executing contracts, difficulty in managing the operation of existing entities, the high level of competition in the construction industry, changes in interest rates, general level of the economy, increases in the level of competition from other major electrical contractors, increases in costs of labor, steel, copper and gasoline, limitations on the availability and the increased costs of surety bonds required for certain projects, inability to reach agreement with its surety bonding company to provide sufficient bonding capacity, the uneconomic collateral requirements of the surety in order to obtain surety bonding, risk associated with failure to provide surety bonds on jobs where the company has commenced work or is otherwise contractually obligated to provide surety bonds, loss of key personnel, inability to reach agreement for planned sales of assets, difficulty in integrating new types of work into existing subsidiaries, errors in estimating revenues and percentage of completion on contracts, and weather and seasonality. The foregoing and other factors are discussed and should be reviewed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended September 30, 2003.

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